EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Second Quarter 2011 Financial Results

THE WOODLANDS, Texas, Aug. 9, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the second quarter ended June 30, 2011.

Financial Results

Net loss for the three month period ended June 30, 2011, was ($3.7) million or ($0.30) per share as compared to a net loss of ($1.3) million or ($0.16) per share for the same period in 2010. The net loss for the six month period ended June 30, 2011, was ($5.8) million or ($0.50) per share as compared to a net loss of ($2.4) million or ($0.33) per share for the same period in 2010. The increase in loss for both the three and six month periods ended June 30, 2011 as compared to the same period in 2010 was primarily due to increased expenses in clinical development related to Androxal® and an increase in non-cash stock based compensation.

Research and development, ("R&D"), expenses increased 200% or approximately $1.5 million to $2.3 million for the three month period ended June 30, 2011 as compared to $756,000 for the same period in the prior year and increased 209% or approximately $2.5 million to $3.7 million for the six month period ended June 30, 2011 as compared to $1.2 million for the same period in the prior year. The increase in R&D expenses for the three and six month periods ended June 30, 2011 as compared to the same periods in the prior year is primarily due to an increase of $1.4 million and $2.2 million, respectively, in clinical development expenses related to Androxal® as a result of the ongoing Phase 2b study in men with secondary hypogonadism and the Phase 2 study as a potential treatment for Type 2 diabetes in hypogonadal men. Payroll and benefits expenses increased for the three and six month periods ended June 30, 2011 as compared to the same periods in the prior year by $121,000 and $192,000, respectively, due to increased headcount and the discontinuation of the salary reduction program put in place in August 2009 for all salaried R&D employees. Additionally, operating and occupancy expenses increased for the three and six month periods ended June 30, 2011 by $148,000 and $164,000, respectively, as compared to the same periods in the prior year due to an increase in costs related to our patent portfolio.

General and administrative, ("G&A"), expenses increased 149% or approximately $848,000 to $1.4 million for the three month period ended June 30, 2011 as compared to $570,000 for the same period in the prior year and increased 66% or approximately $814,000 to $2.1 million for the six month period ended June 30, 2011 as compared to $1.2 million for the same period in the prior year. The increase in G&A expenses for the three and six month periods ended June 30, 2011 as compared to the same periods in the prior year is primarily due to an increase in non-cash stock based compensation in the amount of $866,000 and $870,000, respectively. This increase is associated with 210,000 stock option awards issued under the 2011 Equity Incentive Plan, approved by the shareholders of the Company on June 1, 2011, which vested immediately upon approval, resulting in a non-cash charge of $759,000 in June 2011. Additionally, salaries increased for the three and six month periods ended June 30, 2011 by $59,000 and $100,000, respectively, as compared to the same period in the prior year due to an increase in headcount and the discontinuation of the salary reduction program put in place in August 2009 for all salaried employees other than Mr. Podolski, the Company's President and CEO, and Mr. Podolski's salary was revised to a 25% reduction on January 1, 2011. G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased for the three and six month periods ended June 30, 2011 by approximately $96,000 and $174,000, respectively, as compared to the same periods in the prior year. The decrease for the three and six month periods ended June 30, 2011 is primarily due to a decrease in professional services.

Total revenues and other income decreased to $1,000 for both the three and six month periods ended June 30, 2011 as compared to $53,000 for the same periods in the prior year. The decrease for the three and six month periods ended June 30, 2011 was primarily due to a decrease of $53,000 in non-cash other income related to debt relief from settlements with certain vendors in the second quarter of 2010.

As of June 30, 2011 we had 12,296,939 shares of common stock outstanding.

About Repros Therapeutics Inc.

Repros Therapeutics Inc. focuses on the development of new drugs to treat hormonal and reproductive system disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues and other income
Interest income	$ 1	$ --	$ 1	$ --
Other income	--	53	--	53
Total revenues and other income	1	53	1	53

Expenses
Research and development	2,267	756	3,747	1,214
General and administrative	1,418	570	2,053	1,239
Total expenses	3,685	1,326	5,800	2,453

Net loss	$ (3,684)	$ (1,273)	$ (5,799)	$ (2,400)

Net loss per share - basic and diluted	$ (0.30)	$ (0.16)	$ (0.50)	$ (0.33)

Weighted average shares used in loss per share calculation:
Basic	12,296	7,931	11,598	7,198
Diluted	12,296	7,931	11,598	7,198

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010

Cash and cash equivalents	$ 10,251	$ 2,957
Other currents assets	198	328
Fixed assets (net)	19	7
Other assets (net)	1,230	1,173
Total assets	$ 11,698	$ 4,465

Accounts payable and accrued
expenses	$ 1,659	$ 1,298
Stockholders' equity	10,039	3,167
Total liabilities and
stockholders' equity	$ 11,698	$ 4,465

CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447